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                                                                    EXHIBIT 12.1

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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                                                   FOR THE YEARS ENDED DECEMBER 31,
                                     -------------------------------------------------------------
                                        2001         2000         1999         1998         1997
                                     ---------    ---------    ---------    ---------    ---------
                                                            (IN THOUSANDS)
FIXED CHARGES:
  Gross interest expense             $  15,034    $  25,100    $  25,167    $  14,414    $   6,811
  Interest portion of rent expense          46           40           28           39           32
                                     ---------    ---------    ---------    ---------    ---------
                                        15,080       25,140       25,195       14,453        6,843

EARNINGS:
  Income (loss) before taxes           189,404      127,743       36,369     (113,440)      33,423
  Plus:  fixed charges                  15,080       25,140       25,195       14,453        6,843
  Less:  capitalized interest          (12,042)     (13,739)     (11,860)      (9,817)      (5,873)
                                     ---------    ---------    ---------    ---------    ---------
                                     $ 192,442    $ 139,144    $  49,704    $(108,804)   $  34,393

RATIO OF EARNINGS TO FIXED               12.8x         5.5x         2.0x          N/M         5.0x
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